EXHIBIT 99.1

PVH Corp. Completes Sale of Speedo North America Business to Pentland Group

NEW YORK -- (BUSINESS WIRE) — April 6, 2020 -- PVH Corp. [NYSE:PVH], one of the world’s largest apparel companies, announced today it has completed the sale of its Speedo North America business to Pentland Group, parent company of the Speedo brand, for $170 million in cash, subject to a working capital adjustment. The proceeds from the transaction will further bolster PVH’s core balance sheet strength and add to its liquidity position that stands now at over $1.3 billion in cash and available borrowings.

“The decision to reunite the Speedo business globally allows for the brand’s stewardship by Pentland to be holistic and comprehensive,” said Manny Chirico, Chairman and CEO, PVH Corp. “This transaction aligns with PVH’s goals of optimizing our Heritage Brands business in the ever-evolving retail environment and focusing on long-term growth of our global brands CALVIN KLEIN and TOMMY HILFIGER.”

This sale was previously announced in January.
Pentland Group, which also owns the Berghaus, Canterbury, Ellesse and SeaVees brands, acquired Speedo in 1991 and directly and through partnership with licensees like PVH has since developed it into the world’s leading performance swimwear brand.
Pentland will now operate the Speedo businesses worldwide.
Andy Long, CEO of Pentland Group’s Pentland Brands division, “The completion of the Speedo North America acquisition, during these uncertain times, demonstrates our long-term commitment to the business and our passion for building a truly global brand.  We’re looking forward to welcoming the team to the Pentland family and, while our current priority is the health and wellbeing of all our employees, this acquisition will allow us to offer our customers a stronger global brand proposition when demand resumes”.

About PVH Corp.
PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Warner’s, Olga and Geoffrey Beene brands, as well as the digital-centric True&Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 40,000 associates operating in over 40 countries and $9.9 billion in annual revenues. That's the Power of Us. That’s the Power of PVH.
Follow us on Facebook, Instagram, Twitter and LinkedIn.

About Pentland Group
Pentland Group is a privately-owned global company that owns and invests in, primarily, retail and wholesale businesses in the sports, outdoor and sports fashion sectors.
The Group is the majority shareholder of JD Sports Fashion plc, which operates 2,500 stores across 18 countries. Its Pentland Brands division owns Speedo, Berghaus, Canterbury of New Zealand, Endura, ellesse, Seavees and Mitre and it has the UK footwear licensee for Kickers. Pentland Group also has a joint venture partnership for Lacoste footwear. For more information follow Pentland Brands on Facebook, Instagram, Twitter and LinkedIn.

Contacts:
PVH Corp.
Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
danaperlman@pvh.com

Pentland Group
Rebecca Vicary
Head of External Communications

+44 7912406045

rebecca.vicary@pentland.com